Exhibit 22.1
Subsidiary Guarantors and Co-Issuer

Each of the following direct or indirect, wholly-owned subsidiaries of USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”) is either (i) a co-issuer of or (ii) guarantees, jointly and severally, on a senior unsecured basis, each of the registered debt securities of the Partnership listed below:

Co-Issuer
1.USA Compression Finance Corp. a Delaware corporation

Subsidiary Guarantors
1.USA Compression Partners, LLC, a Delaware limited liability company
2.USAC Leasing, LLC, a Delaware limited liability company
3.USAC OpCo 2, LLC, a Texas limited liability company
4.USAC Leasing 2, LLC, a Texas limited liability company
5.CDM Resource Management LLC, a Delaware limited liability company
6.CDM Environmental & Technical Services LLC, a Delaware limited liability company

Registered Debt Securities of the Partnership co-issued by the Co-Issuer and guaranteed by each of the Subsidiary Guarantors
1. 6.875% Senior Notes 2026
2. 6.875% Senior Notes 2027